Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 25, 2021 with respect to the consolidated financial statements of Enviva Partners, LP and subsidiaries and the effectiveness of internal control over financial reporting of Enviva Partners, LP and subsidiaries included in the Annual Report (Form 10-K) of Enviva Partners, LP for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia

January 3, 2022